Exhibit 10.2

Execution Copy

TERM LOAN

CREDIT AGREEMENT

DATED AS OF MARCH 20, 2008

AMONG

PATTERSON COMPANIES, INC.,

AS THE BORROWER

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

(SUCCESSOR BY MERGER TO BANK ONE, NA (MAIN OFFICE CHICAGO)),

AS ADMINISTRATIVE AGENT

J. P. MORGAN SECURITIES INC.,

AS LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1.	Certain Defined Terms	1
1.2.	Plural Forms	17

ARTICLE II	THE CREDITS	17
2.1.	Commitments	17
2.2.	Loans and Borrowings	18
2.3.	Method of Selecting Types	18
2.4.	Optional Principal Payments; Repayment of Loans	19
2.5.	Conversion and Continuation of Outstanding Borrowings; No Conversion or Continuation of Eurocurrency Borrowings After Default	19
2.6.	Method of Borrowing	20
2.7.	Changes in Interest Rate, etc.	20
2.8.	Rates Applicable After Default	21
2.9.	Method of Payment	21
2.10.	Noteless Agreement; Evidence of Indebtedness	21
2.11.	Telephonic Notices	22
2.12.	Interest Payment Dates; Interest and Fee Basis	22
2.13.	Notification of Borrowings, Interest Rates and Prepayments	23
2.14.	Non-Receipt of Funds by the Agent	23
2.15.	Replacement of Lender	23

ARTICLE III	YIELD PROTECTION; TAXES	24
3.1.	Yield Protection	24
3.2.	Changes in Capital Adequacy Regulations	24
3.3.	Availability of Types of Borrowings	25
3.4.	Funding Indemnification	25
3.5.	Taxes	25
3.6.	Lender Statements; Survival of Indemnity	27
3.7.	Alternative Lending Office	28

ARTICLE IV	CONDITIONS PRECEDENT	28
4.1.	Effectiveness of this Agreement	28

ARTICLE V	REPRESENTATIONS AND WARRANTIES	30
5.1.	Existence and Standing	30
5.2.	Authorization and Validity	30
5.3.	No Conflict; Government Consent	30
5.4.	Financial Statements	31
5.5.	Material Adverse Change	31
5.6.	Taxes	31
5.7.	Litigation and Contingent Obligations	31
5.8.	Subsidiaries	32

i

5.9.	ERISA	32
5.10.	Accuracy of Information	32
5.11.	Regulation U	32
5.12.	Material Agreements	32
5.13.	Compliance With Laws	33
5.14.	Ownership of Properties	33
5.15.	Plan Assets; Prohibited Transactions	33
5.16.	Environmental Matters	33
5.17.	Investment Company Act	33
5.18.	[RESERVED]	33
5.19.	Insurance	33
5.20.	Solvency	34
5.21.	No Default or Unmatured Default	34
5.22.	Reportable Transaction	34
5.23.	Post-Retirement Benefits	34

ARTICLE VI	COVENANTS	34
6.1.	Financial Reporting	34
6.2.	Use of Proceeds	36
6.3.	Notice of Default	36
6.4.	Conduct of Business	37
6.5.	Taxes	37
6.6.	Insurance	37
6.7.	Compliance with Laws	37
6.8.	Maintenance of Properties	37
6.9.	Inspection; Keeping of Books and Records	37
6.10.	Dividends	38
6.11.	Merger	38
6.12.	Sale of Assets	38
6.13.	Investments and Acquisitions	39
6.14.	Indebtedness	42
6.15.	Liens	44
6.16.	Affiliates	47
6.17.	Financial Contracts	47
6.18.	Subsidiary Covenants	48
6.19.	Contingent Obligations	48
6.20.	Leverage Ratio	48
6.21.	Interest Expense Coverage Ratio	48
6.22.	[RESERVED]	48
6.23.	Additional Subsidiary Guarantors	49
6.24.	Foreign Subsidiary Investments	49
6.25.	Subordinated Indebtedness	49
6.26.	Sale of Accounts	49

ARTICLE VII	DEFAULTS	49

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	52
8.1.	Acceleration	52
8.2.	Amendments	53
8.3.	Preservation of Rights	53

ARTICLE IX	GENERAL PROVISIONS	54
9.1.	Survival of Representations	54
9.2.	Governmental Regulation	54
9.3.	Headings	54
9.4.	Entire Agreement	54
9.5.	Several Obligations; Benefits of this Agreement	54
9.6.	Expenses; Indemnification	54
9.7.	Numbers of Documents	55
9.8.	Accounting	55
9.9.	Severability of Provisions	56
9.10.	Nonliability of Lenders	56
9.11.	Confidentiality	56
9.12.	Lenders Not Utilizing Plan Assets	57
9.13.	Nonreliance	57
9.14.	Disclosure	57
9.15.	Performance of Obligations	57
9.16.	Relations Among Lenders	58
9.17.	USA Patriot Act Notification	58
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT		58

ARTICLE X	THE AGENT	59
10.1.	Appointment; Nature of Relationship	59
10.2.	Powers	59
10.3.	General Immunity	59
10.4.	No Responsibility for Loans, Recitals, etc.	59
10.5.	Action on Instructions of Lenders	60
10.6.	Employment of Agents and Counsel	60
10.7.	Reliance on Documents; Counsel	60
10.8.	Agent’s Reimbursement and Indemnification	61
10.9.	Notice of Default	61
10.10.	Rights as a Lender	61
10.11.	Lender Credit Decision	61
10.12.	Successor Agent	62
10.13.	Agent and Arranger Fees	62
10.14.	Delegation to Affiliates	62
10.15.	No Duties Imposed on Arranger	63

ARTICLE XI	SETOFF; RATABLE PAYMENTS	63
11.1.	Setoff	63
11.2.	Ratable Payments	63

ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	63
12.1.	Successors and Assigns; Designated Lenders	63
12.2.	Participations	66
12.3.	Assignments	67
12.4.	Dissemination of Information	69
12.5.	Tax Certifications	69

ARTICLE XIII	NOTICES	69
13.1.	Notices; Effectiveness; Electronic Communication	69
13.2.	Change of Address, Etc.	70

ARTICLE XIV	COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	70
14.1.	Counterparts; Effectiveness	70
14.2.	Electronic Execution of Assignments	71

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	71
15.1.	CHOICE OF LAW	71
15.2.	CONSENT TO JURISDICTION	71
15.3.	WAIVER OF JURY TRIAL	72

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 5.8	-	Subsidiaries

Schedule 6.13	-	Investments

Schedule 6.14	-	Indebtedness

Schedule 6.15	-	Liens

EXHIBITS

Exhibit A	-	Form of the Credit Parties’ Counsel’s Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption Agreement

Exhibit D	-	Form of Promissory Note (if requested)

Exhibit E	-	Form of Designation Agreement

Exhibit F	-	List of Closing Documents

Exhibit G	-	Form of Guaranty

v

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement, dated as of March 20, 2008 (as it may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Patterson Companies, Inc., a Minnesota corporation, as the Borrower, the Lenders and JPMorgan Chase Bank, National Association (successor by merger to Bank One, NA (Main Office Chicago)), as administrative agent, (in such capacity, and together with its branches and affiliates, the “Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Accounts” means the Borrower’s or a Subsidiary’s right to the payment of money from the sale, lease or other disposition of goods or other assets by the Borrower or a Subsidiary, a rendering of services by the Borrower or a Subsidiary, a loan by the Borrower or a Subsidiary, the overpayment of taxes or other liabilities of the Borrower, or otherwise, however such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that the Borrower or Subsidiary may at any time have against any account debtor or other party obligated thereon or against any of the property of such account debtor or other party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from one or more Persons (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person.

“Affected Lenders” is defined in Section 2.15.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, National Association, including its branches and affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Agent appointed pursuant to Article X.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Term Loan Credit Agreement, as it may be further amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4; provided, however, that except as provided in Section 9.8, with respect to the calculation of the financial covenants set forth in Sections 6.20, 6.21 and 6.22 (and the defined terms used in such Sections), “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5% ) per annum.

“Applicable Margin” means, with respect to Borrowings of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Borrowings of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 12.3.1.

“Authorized Officer” means, for any Person, any of the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of such Person, acting singly.

“Borrower” means Patterson Companies, Inc., a Minnesota corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Loans (i) made by the Lenders on the Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Borrowing Notice” is defined in Section 2.3.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Borrowings, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing primarily in assets of the type described in clauses (i) and (ii) of this definition; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Capital Adequacy Regulations” is defined in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; (ii) other than pursuant to a transaction otherwise permitted under this Agreement, the Borrower shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Guarantors on a fully diluted basis; (iii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors or (iv) any “Change of Control” (or similar term) under (and as defined in) the 2003 Note Purchase Agreement, the 2003 Senior Notes, the 2008 Note Purchase Agreement or the 2008 Senior Notes shall have occurred.

“Change in Law” is defined in Section 3.1.

“Closing Date” means March 20, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Commitment” means, for each Lender, such Lender’s obligation to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, the sum of Consolidated EBIT for such period plus consolidated depreciation and amortization for such period. For Persons acquired by the Borrower or any Subsidiary during the relevant measurement period, their EBITDA results will be included in the calculation of Consolidated Adjusted EBITDA as if those Persons were owned by the Borrower or such Subsidiary for the entire reporting period. Consolidated Adjusted EBITDA will be calculated on a rolling four-quarter basis.

“Consolidated Adjusted Net Income” means, as to any Person for any period, the Consolidated Net Income of such Person, provided that, for Persons acquired by the Borrower or any Subsidiary during the relevant measurement period, their Consolidated Net Income will be included in the calculation of Consolidated Adjusted Net Income as if those Persons were owned by the Borrower or such Subsidiary for the entire reporting period. Consolidated Adjusted Net Income will be calculated on a rolling four-quarter basis.

“Consolidated EBIT” means, as to any Person and with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, and (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued, all calculated for such Person and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, as to any Person and with reference to any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to capitalized leases, receivables transaction financing costs, the discount or implied interest component of off-balance sheet liabilities, all commissions, discounts and other fees and charges owed with respect to Letters of Credit and Net Mark-to-Market Exposure.

“Consolidated Net Income” means as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary.

“Consolidated Total Debt” means (i) all indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, reflected on a balance sheet prepared in accordance with Agreement Accounting Principles, plus, without duplication (ii) the face amount of all outstanding Letters of Credit in respect of which the Borrower or any Subsidiary has any reimbursement obligation and the principal amount of all Contingent Obligations of the Borrower and its Subsidiaries, plus Capitalized Lease Obligations, plus obligations arising from the sale of accounts receivable and other forms of off-balance sheet financing, including Off-Balance Sheet Liabilities.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that if any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction and who was not a Continuing Director prior thereto, together with all other individuals so elected or nominated in connection with such merger, consolidation, acquisition or similar transaction who were not Continuing Directors prior thereto, constitute a majority of the members of the board of directors of such Person, such individual shall not be a Continuing Director.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.5.

“Credit Party” means, collectively, the Borrower and each of the Guarantors.

“Default” means an event described in Article VII.

“Dental Holdings” means Patterson Dental Holdings, Inc., a Minnesota corporation.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 12.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 12.1.2.

“Designation Agreement” is defined in Section 12.1.2.

“Disqualified Stock” means any preferred or other capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person that is not a Foreign Subsidiary.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“Eurocurrency Borrowing” means a Borrowing which, except as otherwise provided in Section 2.8, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Borrowing for the relevant Interest Period, the sum of (i) the result of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, multiplied by (c) the Statutory Reserve Rate and (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Borrowing for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rates for deposits in Dollars as reflected on the applicable Reuters screen as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

“Excluded Taxes” means, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 28, 2007, entered into among the Borrower, certain Subsidiaries of the Borrower, the Agent and the lenders party thereto, as amended or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Borrowing” means a Borrowing which, except as otherwise provided in Section 2.8, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest at the Floating Rate.

“Foreign Subsidiary” means (i) any Subsidiary that is not organized under the laws of a jurisdiction located in the United States of America and (ii) any Subsidiary of a Person described in clause (i) hereof that is organized under the laws of a jurisdiction located in the United States of America.

“Foreign Subsidiary Investment” means the sum, without duplication, of (i) the aggregate outstanding principal amount of all intercompany loans made on or after the Closing Date from any Credit Party to any Foreign Subsidiary; (ii) all outstanding Investments made on or after the Closing Date by any Credit Party in any Foreign Subsidiary; and (iii) an amount equal to the net benefit derived by the Foreign Subsidiaries resulting from any non-arm’s-length transactions, or any other transfer of assets conducted, in each case entered into on or after the Closing Date, between any Credit Party, on the one hand, and such Foreign Subsidiaries, on the other hand, other than (a) transactions in the ordinary course of business and (b) in respect of legal, accounting, reporting, listing and similar administrative services provided by any Credit Party to any such Foreign Subsidiary in the ordinary course of business consistent with past practice.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Guarantor” means each of the Borrower’s Material Domestic Subsidiaries which become Guarantors in satisfaction of the provisions of Section 6.23, in each case, together with their respective permitted successors and assigns.

“Guaranty” means the Guaranty, in substantially the form of Exhibit G, entered into by each Guarantor in favor of the Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations and the Rate Management Obligations and shall refer to (i) each Lender in respect of its Loan, (ii) the Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Person benefiting from indemnities made by the Borrower or any Subsidiary hereunder or under other Loan Documents in respect of the obligations and liabilities of the Borrower or such Subsidiary to such Person, (iv) each Lender, in respect of all Rate Management Obligations owing to any Person in such Person’s capacity as exchange party or counterparty under any Rate Management Transaction so long as such Person is (or, at the time such Person entered into such Rate Management Transaction, was) a Lender or an affiliate of a Lender, and (v) their respective permitted successors, transferees and assigns.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under letters of credit, bankers’ acceptances, surety bonds and similar instruments (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions, (xii) Disqualified Stock, and (xiii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnification Letter” means a written agreement pursuant to which the Borrower agrees to indemnify the Agent and the Lenders in accordance with Section 3.4 of this Agreement in the event any Eurocurrency Borrowing is not made on the Closing Date for any reason.

“Interest Expense Coverage Ratio” is defined in Section 6.21.

“Interest Period” means, with respect to a Eurocurrency Borrowing, a period of one, two, three or six months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel, relocation and similar advances to directors, officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMorgan” means JPMorgan Chase Bank, National Association (successor by merger to Bank One, NA (Main Office Chicago)), in its individual capacity, and its successors.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as the end of any of the Borrower’s fiscal quarters, the ratio of Consolidated Total Debt as of the end of such fiscal quarter to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters then ended; provided, that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements and containing reasonable adjustments satisfactory to the Agent, broken down by fiscal quarter in the Borrower’s reasonable judgment.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Guaranty, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.10 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) the rights or remedies of the Agent or the Lenders under any of the Loan Documents.

“Material Domestic Subsidiary” means (i) PDSI, Webster, Webster Management, Patterson Medical, Medical Holdings and Dental Holdings, and (ii) any other Domestic Subsidiary of the Borrower (other than an SPV) that meets one or both of the following criteria: (i) such Domestic Subsidiary’s total assets, determined on a consolidated basis with its Subsidiaries is greater than or equal to fifteen percent (15%) of the consolidated total assets of the Borrower and its Subsidiaries; or (ii) such Domestic Subsidiary’s Consolidated Adjusted Net Income is greater than or equal to fifteen percent (15%) of the Borrower’s Consolidated Adjusted Net Income, in each case for the four consecutive fiscal quarters most recently ended.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $10,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means March 20, 2013.

“Medical Holdings” means Patterson Medical Holdings, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.10.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Agent, any Lender, the Arranger, any affiliate of the Agent, any Lender or the Arranger, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any Subsidiary under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iv) any Receivables Purchase Facility or (v) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (v) all Operating Leases.

“Off-Balance Sheet Trigger Event” is defined in Section 7.17.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loan outstanding at such time.

“Participants” is defined in Section 12.2.1.

“Patterson Medical” means Patterson Medical Supply, Inc., a Minnesota corporation.

“Payment Date” means the last day of each March, June, September and December and the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PDSI” means Patterson Dental Supply, Inc., a Minnesota corporation.

“Permitted Acquisition” is defined in Section 6.13.5.

“Permitted Purchase Money Indebtedness” is defined in Section 6.14.5.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule identifying the Applicable Margin attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the rate of interest announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City, changing when and as said prime rate changes.

“Projections” is defined in Section 4.1.7.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing such Lender’s Outstanding Credit Exposure at such time by the Aggregate Outstanding Credit Exposure at such time.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any capital stock or other equity interests of the Borrower or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Purchase Documents” means each of (i) that certain Receivables Sale Agreement, dated as of May 10, 2002, among the originators named therein and PDC Funding Company, LLC, as buyer and that certain Receivables Purchase Agreement dated as of May 10, 2002, among PDC Funding Company, LLC, the Borrower, Preferred Receivables Funding Corporation, the financial institutions party thereto and JPMorgan (successor by merger to Bank One, NA (Main Office Chicago)), as agent, as such agreements may be amended, restated, extended or otherwise modified from time to time, (ii) that certain Contract Purchase Agreement, dated as of April 27, 2007, among PDC Funding Company II, LLC, the Borrower, the financial institutions party thereto and U.S. Bank National Association, as agent, and that certain Receivables Sale Agreement, dated as of April 27, 2007, among the originators named therein and PDC Funding Company II, LLC, as purchaser, which agreements amend and restate that certain Third Amended and Restated Contract Purchase Agreement, dated as of June 19, 2002, among the Borrower, PDSI, Webster, U.S. Bank National Association, individually and as agent, and certain buyers identified therein, as such agreements may be amended, restated, extended or otherwise modified from time to time and (iii) any comparable additional or replacement facility made available to the Borrower or any Subsidiary, provided that any such facility: (a) provides for the sale by the Borrower or such Subsidiary of rights to payment; (b) evidences the intent of the parties that for accounting and all other purposes, such sale is to be treated as a sale by the Borrower or a Subsidiary, as the case may be, and a purchase by the transferee (and not as a lending transaction); (c) provides for the delivery of such true sale, non-consolidation and other opinions of outside counsel as are then customary or required in connection with such a transaction; (d) the parties to such transaction treat such transaction as a sale for all other accounting purposes; and (e) such sale is without recourse to the Borrower or such Subsidiary, except to the extent of normal and customary conditions and rights of limited recourse that are consistent with the opinions referred to in clause (c) and with the treatment of such sale as a true sale for accounting purpose.

“Receivables Purchase Facility” means (i) the transactions contemplated by the Receivables Purchase Documents and (ii) other sales (including licenses), with limited recourse, or no recourse, by PDSI, Webster, Webster Management, Patterson Medical, or Medical Holdings of Accounts derived from sales on contract of furnishings and equipment (but not, however, (a) open account sales of supplies or (b) Accounts derived from provisions of services).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) or (b) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) or (b) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the United States Securities and Exchange Commission, and any successor thereto.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i)	the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii)	it is then able and expects to be able to pay its debts as they mature; and

(iii)	it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Services Authority, the European Central Bank or other governmental authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“2003 Note Purchase Agreement” means the Note Purchase Agreement, dated as of November 15, 2003, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2003 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2003 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2003 Senior Notes” is defined in the definition of 2003 Note Purchase Agreement.

“2008 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 2008, entered into by the Borrower and certain of its Subsidiaries with respect to their issuance and private placement of senior unsecured debt securities (the “2008 Senior Notes”), as such Note Purchase Agreement may be amended, modified or supplemented from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that no such amendment, modification or supplement shall increase the aggregate outstanding principal amount of the 2008 Senior Notes in excess of the original face amount thereof (less any prepayments made in respect thereof).

“2008 Senior Notes” is defined in the definition of 2008 Note Purchase Agreement.

“Type” means, with respect to any Borrowing, its nature as a Floating Rate Borrowing or a Eurocurrency Borrowing and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Webster” means Webster Veterinary Supply, Inc., a Minnesota corporation.

“Webster Management” means Webster Management, LP, a Minnesota limited partnership.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2. Plural Forms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (“Loan”) to the Borrower in Dollars on the Closing Date in a principal amount equal to the amount of such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

2.2. Loans and Borrowings.

2.2.1 Each Loan shall be made as part of a single Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make its Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loans as required.

2.2.2 Subject to Section 3.3, the Borrowing shall be comprised entirely of Floating Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.

2.2.3 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert the Borrowing to, or continue the Borrowing as, a Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3. Method of Selecting Types.

2.3.1 The Borrower shall select the Type of Borrowing and, in the case of a Eurocurrency Borrowing, the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable written notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date for a Floating Rate Borrowing and three (3) Business Days before the Borrowing Date for a Eurocurrency Borrowing, specifying the following:

(a) the Borrowing Date, which shall be a Business Day, of such Borrowing,

(b) the aggregate amount of such Borrowing,

(c) the Type of Borrowing selected,

(d) in the case of a Eurocurrency Borrowing, the Interest Period applicable thereto, and

(e) the payment instructions for the account of the Borrower to which such Borrowing shall be credited.

2.3.2 Notwithstanding Section 2.3.1 hereof, unless the Borrower has delivered to the Agent an Indemnification Letter on or before the third (3rd) Business Day prior to the Closing Date with respect to all Loans requested to be made as Eurocurrency Borrowings on the Closing Date or on or before the third (3rd) Business Day thereafter, the Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.5 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period.

2.4. Optional Principal Payments; Repayment of Loans.

2.4.1 The Borrower may from time to time pay, without penalty or premium, an outstanding Floating Rate Borrowing, or any portion of an outstanding Floating Rate Borrowing, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon one (1) Business Day’s prior notice to the Agent by 11:00 a.m. (Chicago time) on the date of any anticipated repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, an outstanding Eurocurrency Borrowing, or any portion of an outstanding Eurocurrency Borrowing, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon three (3) Business Days’ prior notice to the Agent.

2.4.2 The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

2.5. Conversion and Continuation of Outstanding Borrowings; No Conversion or Continuation of Eurocurrency Borrowings After Default.

2.5.1 A Floating Rate Borrowing shall continue as a Floating Rate Borrowing unless and until such Floating Rate Borrowing is converted into a Eurocurrency Borrowing pursuant to this Section 2.5 or is repaid in accordance with Section 2.4. A Eurocurrency Borrowing shall continue as a Eurocurrency Borrowing until the end of the then applicable Interest Period therefor, at which time each such Eurocurrency Borrowing denominated in Dollars shall be automatically converted into a Floating Rate Borrowing unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.4 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Borrowing either continue as a Eurocurrency Borrowing for the same or another Interest Period or be converted into a Floating Rate Borrowing.

2.5.2 Subject to the payment of any funding indemnification amounts required by Section 3.4, the Borrower may elect from time to time to convert a Borrowing of any Type into any other Type of Borrowing; provided that any conversion of a Eurocurrency Borrowing shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.5 during the continuance of a Default or an Unmatured Default, the Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Borrowing may be made as, converted to or, following the expiration of any Interest Periods then in effect, continued as a Eurocurrency Borrowing.

2.5.3 The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Borrowing or continuation of a Eurocurrency Borrowing not later than 12:00 noon (Chicago time) on the same Business Day, in the case of a conversion into a Floating Rate Borrowing or three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Borrowing, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation, and

(ii) the amount and Type of Borrowing into which such Borrowing is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Borrowing, the duration of the Interest Period applicable thereto.

2.6. Method of Borrowing. On the Borrowing Date, each Lender shall make available its Loan not later than 12:00 noon, Chicago time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address or, if applicable, to the Borrower’s account specified on the Borrowing Notice.

2.7. Changes in Interest Rate, etc. Each Floating Rate Borrowing shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Borrowing is made or is automatically converted from a Eurocurrency Borrowing into a Floating Rate Borrowing pursuant to Section 2.5, to but excluding the date it is paid or is converted into a Eurocurrency Borrowing pursuant to Section 2.5 hereof, at a rate per annum equal to the Floating

Rate for such day. Changes in the rate of interest on any Borrowing maintained as a Floating Rate Borrowing will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Borrowing shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined by the Agent as applicable to such Eurocurrency Borrowing based upon the Borrower’s selections under Sections 2.3 and 2.5 and otherwise in accordance with the terms hereof.

2.8. Rates Applicable After Default. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Borrowing shall bear interest for the remainder of the applicable Interest Period at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (ii) each Floating Rate Borrowing shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.2, 7.3 (solely arising as a result of a breach of any of Sections 6.20 through 6.22), 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Loans, Borrowings, fees and other Obligations hereunder without any election or action on the part of the Agent or any Lender.

2.9. Method of Payment. Each Borrowing shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, by 12:00 noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII. The Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan for each payment of the Obligations as it becomes due hereunder.

2.10. Noteless Agreement; Evidence of Indebtedness.

(i)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder and Type thereof and the Interest Period (in the case of a Eurocurrency Borrowing) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii)	The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Loan be evidenced by a promissory note (collectively, the “Notes”) in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender or its registered assigns. Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by a Note payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loan once again be evidenced as described in paragraphs (i) and (ii) above.

2.11. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Borrowings, effect selections of Types of Borrowings and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.12. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Borrowing shall be payable in arrears on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on any date on which the Floating Rate Borrowing is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on the outstanding principal amount of any Floating Rate Borrowing converted into a Eurocurrency Borrowing on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Borrowing shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Borrowing is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Borrowing having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Borrowings, and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Borrowings shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day a Borrowing is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment. If any payment of principal of or interest on a

Borrowing, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.13. Notification of Borrowings, Interest Rates and Prepayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurocurrency Borrowing promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.14. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.15. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert a Floating Rate Borrowing into, a Eurocurrency Borrowing shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to terminate or replace such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Outstanding Credit Exposure of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loan of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender and (iii) if the Affected Lender is being terminated, the Borrower shall pay to such Affected Lender all Obligations due to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Affected Lender’s Loan).

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loan, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Borrowings) with respect to its Loan, or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining its Loan, or reduces any amount receivable by any Lender in connection with its Loan, or requires any Lender to make any payment calculated by reference to the amount of the Loan held or interest received by it, by an amount deemed material by such Lender, as applicable,

(and such event being a “Change in Law”) and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Loan or to reduce the return received by such Lender in connection with such Loan, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender is increased as a result of a Change in Capital Adequacy Regulations, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement or its Outstanding Credit Exposure hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change in Capital Adequacy Regulations” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules.

3.3. Availability of Types of Borrowings. If (x) any Lender determines that maintenance of its Eurocurrency Loan would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Borrowings are not available or (ii) the interest rate applicable to Eurocurrency Borrowings or does not accurately reflect the cost of making or maintaining Eurocurrency Borrowings, or (iii) no reasonable basis exists for determining the Eurocurrency Reference Rate, then the Agent shall suspend the availability of Eurocurrency Borrowings and require any affected Eurocurrency Borrowings to be repaid or converted to Floating Rate Borrowings on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurocurrency Borrowing occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Borrowing is not made or continued, or a Floating Rate Borrowing is not converted into a Eurocurrency Borrowing, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurocurrency Borrowing is not prepaid on the date specified by the Borrower for any reason, the Borrower will, indemnify each Lender for any reasonable loss or cost incurred by it resulting therefrom, including, without limitation, any reasonable loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Borrowing.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Agent, in each case within 30 days after such payment is made.

(ii)	In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or any other Loan Document (“Other Taxes”).

(iii)	The Borrower shall indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of any Loan made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv)	Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor forms, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement or under any Note without deduction or withholding of any United States federal income taxes, or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Agent a United States Internal Revenue Service Form W-8IMY or successor form together with the applicable accompanying duly completed copies of United States Internal Revenue Service applicable Forms W-8 or W-9 or successor forms, as the case may be, and certify that it is entitled to an exemption from United States withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent renewals or additional copies of such form (or any successor form) (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, and (z) from time to time upon reasonable request by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)	For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi)	Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)	If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender to demand compensation pursuant to Sections 3.1, 3.2, 3.4 or 3.5 shall not constitute a waiver of such

Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender (or such Lender’s holding company) for any amounts payable pursuant to Section 3.1, 3.2, 3.4 or 3.5 incurred more than 180 days prior to the date such Lender notifies the Borrower of the applicable Change in Law (as described in Section 3.1), the applicable Change in Capital Adequacy Regulations (as described in Section 3.2), the applicable event giving rise to funding indemnification (as described in Section 3.4) or the applicable Taxes (as described in Section 3.5) and of such Lender’s intention, as the case may be, to claim compensation therefor; provided further that, if any Change in Law or Change in Capital Adequacy Regulations or Taxes giving rise to such requested amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7. Alternative Lending Office. To the extent reasonably possible, each Lender shall designate an alternate lending office or branch with respect to its Eurocurrency Loan to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Borrowings under Section 3.3, so long as such designation is not, in the judgment of such Lender, reasonably disadvantageous to such Lender. A Lender’s designation of an alternative lending office or branch shall not affect the Borrower’s rights under Section 2.15 to replace a Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of this Agreement. This Agreement shall not become effective, unless on or before March 31, 2008, the following conditions precedent have been satisfied as determined by the Agent in its reasonable discretion and the Borrower has furnished to the Agent with sufficient copies for the Lenders:

4.1.1 Copies of the articles or certificate of incorporation (or the equivalent thereof) of each Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization and accompanied by a certification by the Secretary or Assistant Secretary of such Credit Party that there have been no changes in the matters certified by such governmental officer since the date of such governmental officer’s certification.

4.1.2 Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party, in each case, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

4.1.3 An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each Credit Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Credit Party authorized to sign the Loan Documents to which it is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Credit Party.

4.1.4 A certificate reasonably acceptable to the Agent signed by the chief financial officer of the Borrower, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct as of such date, (c) no injunction or temporary restraining or other order has been filed or, to the knowledge of the chief financial officer, is threatened against the Borrower or any of its Subsidiaries, (d) no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of the chief financial officer, threatened against or affecting the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect, (e) the Borrower is in compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System and (f) no material adverse change in the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Borrower and its Subsidiaries taken as a whole has occurred since April 28, 2007.

4.1.5 Written opinion of Matthew Levitt, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Agent and addressed to the Lenders in substantially the form of Exhibit A hereto.

4.1.6 Duly executed originals of this Agreement from each of the Credit Parties parties thereto and duly executed originals of any Note(s) requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

4.1.7 Projections for the five fiscal years following the Closing Date (the “Projections”), together with such information as the Agent may reasonably request to confirm the tax, legal and business assumptions made in such Projections.

4.1.8 Evidence satisfactory to the Agent that the Borrower has paid to the Agent and the Arranger all fees and other amounts due and payable on or prior to the Closing Date, including (i) the fees agreed to in the fee letter dated February 22, 2008, among the Agent, the Arranger and the Borrower and (ii) reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

4.1.9 Such other documents as any Lender or its counsel may have reasonably requested, including, without limitation, those documents set forth in Exhibit F hereto.

4.1.10 On or about the date of the funding of the Loans by the Lenders hereunder, the Borrower shall issue Senior Notes in an aggregate principal amount not less than $250 million pursuant to a Note Purchase Agreement in form and substance reasonably acceptable to the Agent.

4.1.11 Prior to the funding of the Loans by the Lenders hereunder, the Borrower shall enter into an amendment to Borrower’s Existing Revolving Credit Agreement in form and substance reasonably acceptable to the Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each Lender and the Agent as of the Closing Date:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its Property and (iii) is qualified to do business and is in good standing (to the extent such concept applies to such entity) in all jurisdictions where the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each Credit Party has the requisite corporate, partnership or limited liability company power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company, as the case may be, proceedings, and the Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

5.3. No Conflict; Government Consent. Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation by such Credit

Party of the transactions therein contemplated, nor compliance by such Credit Party with the provisions thereof will violate (i) any applicable law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Credit Party or (ii) such Credit Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Credit Party, is required to be obtained by such Credit Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The April 28, 2007 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Agent and the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries, at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since April 28, 2007, there has been no change in the business, Property, condition (financial or otherwise), operations or results of operations, performance or prospects of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and the Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 6.15.1) and as to which the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect. The United States income tax returns of the Borrower and the Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended April 30, 2005. No liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have no material contingent obligations required to be reflected on the Borrower’s consolidated balance sheet in accordance with generally accepted accounting principles and not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, pursuant to Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan within the meaning of Title IV of ERISA or initiated steps to do so, and, to the knowledge of the Borrower, no steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

5.10. Accuracy of Information. The information, exhibits or reports furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The projected and pro-forma financial information furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with the negotiation of, or compliance with, the Loan Documents, were prepared in good faith based upon assumptions believed to be reasonable at the time.

5.11. Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of the Loans, margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and the Subsidiaries which are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws. The Borrower and the Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. The Borrower and the Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent, as owned by the Borrower and the Subsidiaries except (i) assets sold or otherwise transferred as permitted under Section 6.12 and (ii) to the extent the failure to hold such title could not reasonably be expected to have a Material Adverse Effect.

5.15. Plan Assets; Prohibited Transactions. None of the Credit Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and assuming the accuracy of the representations and warranties made in Section 9.12 and in any assignment made pursuant to Section 12.3.3, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower and the Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and the Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower or any Subsidiary due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. [RESERVED].

5.19. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and properties and risks as is consistent with sound business practice.

5.20. Solvency. After giving effect to (i) the Loans to be made on the Closing Date, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

5.21. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.22. Reportable Transaction. The Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of the Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. The Borrower acknowledges that one or more of the Lenders may treat its Loan(s) as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.23. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Required Lenders is zero.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1 Within 90 days after the close of each of the Borrower’s fiscal years, commencing with the fiscal year ending April 26, 2008, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis, for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders; (b) any management letter prepared by said accountants, and (c) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of the Borrower’s fiscal years, commencing with the fiscal quarter ending January 26, 2008, for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement, which certificate shall also state that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Borrower and each of its respective principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.4 Within 120 days after the close of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected balance sheet, income statements and funds flow statements, and any narrative prepared with respect thereto) of the Borrower and its Subsidiaries for the upcoming fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent.

6.1.5 Within 270 days after the close of each fiscal year of the Borrower, if applicable, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

6.1.6 As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.7 As soon as possible and in any event within 10 days after receipt by the Borrower or any Subsidiary, a copy of (a) any notice or claim to the effect that the Borrower or any Subsidiary is or may be liable to any Person as a result of the release by the Borrower, any Subsidiary, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any Environmental Law by the Borrower or any Subsidiary, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.8 Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

6.1.9 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.10 Prior to the execution thereof, draft copies of all material amendments to the 2003 Note Purchase Agreement, the 2003 Senior Notes, the 2008 Note Purchase Agreement, the 2008 Senior Notes and any notes, indenture or other agreements evidencing Indebtedness incurred pursuant to Section 6.14.12.

6.1.11 Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. The Borrower will use the proceeds of the Loans to repurchase shares of stock of the Borrower and for general corporate purposes including, without limitation, for working capital and to pay fees and expenses incurred in connection with this Agreement. The Borrower shall use the proceeds of the Loans in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer of the Borrower becomes aware thereof, the Borrower will, and will cause each of its Subsidiaries to, give notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default, (ii) the occurrence of any Off-Balance Sheet Trigger Event or any material default under or with respect to any Material Indebtedness or any material service agreement to which the Borrower or any Subsidiary is a party (together with copies of all default notices, if any, pertaining thereto) and (iii) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Borrower or its Subsidiaries as of the Closing Date, and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes. The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (ii) those taxes, assessments, charges and levies which by reason of the amount involved or the remedies available to the applicable taxing authority could not reasonably be expected to have a Material Adverse Effect.

6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. Subject to Section 6.12, the Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property used in the operation of its business in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9. Inspection; Keeping of Books and Records. The Borrower will, and will cause each of its Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate. The Borrower shall keep and maintain, and shall cause each of its Subsidiaries to keep and maintain, in all material respects, complete, accurate and proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Agent’s request, shall turn over copies of any such records to the Agent or its representatives.

6.10. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividend or make any distribution on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary of the Borrower may declare and pay dividends or make distributions to the Borrower or to a Guarantor and (ii) the Borrower may declare and pay dividends on its capital stock, and may repurchase shares of its capital stock provided that (x) no Default or Unmatured Default shall exist before or after giving effect to such dividends (or be created as a result thereof) and (y) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1.3 prior to the payment of such dividend or such repurchase (after giving effect to the issuance of any Indebtedness in connection therewith and such dividend or repurchase as if made on the first day of such period).

6.11. Merger. The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that:

6.11.1 A Guarantor may merge into (i) the Borrower, provided the Borrower shall be the continuing or surviving corporation, or (ii) another Guarantor or any other Person that becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2 A Subsidiary that is not a Guarantor and not required to be a Guarantor may merge or consolidate with or into the Borrower or any Wholly-Owned Subsidiary.

6.11.3 Any Subsidiary of the Borrower may consummate any merger or consolidation in connection with any Permitted Acquisition.

6.12. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, lease, sell, transfer or otherwise dispose of its Property to any other Person, except:

6.12.1 Sales of inventory in the ordinary course of business.

6.12.2 A disposition of assets (i) by the Borrower or any Subsidiary to any Credit Party, (ii) by a Subsidiary that is not a Credit Party and not required to be a Guarantor to any other Subsidiary and (iii) subject to Section 6.24, by any Credit Party to any Foreign Subsidiary.

6.12.3 A disposition of obsolete property or property no longer used in the business of the Borrower or any Subsidiary.

6.12.4 So long as no Default or Unmatured Default has occurred, a disposition of assets for an aggregate purchase price of up to $700,000,000 outstanding at any time pursuant to, and in accordance with, the Receivables Purchase Facilities.

6.12.5 The license or sublicense of software, trademarks, and other intellectual property in the ordinary course of business which does not materially interfere with the business of the Borrower or any Subsidiary.

6.12.6 Consignment arrangements (as consignor or consignee) or similar arrangements for the sale of goods in the ordinary course of business and consistent with the past practices of the Borrower and the Subsidiaries.

6.12.7 So long as no Default or Unmatured Default shall have occurred and is continuing or would result therefrom, leases, sales or other dispositions of its Property that (i) are for consideration consisting at least seventy-five percent (75%) of cash, (ii) are for not less than fair market value, and (iii) together with all other Property of the Borrower and the Subsidiaries previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.12) as permitted by this Section 6.12.7 during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute in the aggregate a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.13. Investments and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1 Subject to Section 6.24, cash and Cash Equivalent Investments and other Investments that comply with the Borrower’s investment policy as in effect on the Closing Date, a copy of which the Borrower has provided to the Agent.

6.13.2 Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.13 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension.

6.13.3 Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

6.13.4 Investments consisting of intercompany loans permitted under Section 6.14.6.

6.13.5 All Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i)	as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition;

(ii)	such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened in writing by any shareholder or director of the seller or entity to be acquired;

(iii)	the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and the Subsidiaries are engaged on the Closing Date;

(iv)	as of the date of the consummation of such Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v)	the Purchase Price for each such Acquisition together with the Purchase Price of all other Permitted Acquisitions shall not exceed an amount equal to $100,000,000 in any twelve-month period;

(vi)

with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $30,000,000, not less than fifteen (15) days prior to the consummation of such Permitted Acquisition, the Borrower shall have delivered to the Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and the Subsidiaries (the “Acquisition Pro Forma”), based on the Borrower’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the repayment of any Indebtedness in connection with such Permitted Acquisition, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Sections 6.20, 6.21 and 6.22 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1.3 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition as if made on the first day of such period); and

(vii)	prior to (or, with respect to clause (A) below, concurrently with) the consummation of each such Permitted Acquisition, the Borrower shall deliver to the Agent a documentation, information and certification package in form and substance acceptable to the Agent, including, without limitation;

(A)	to the extent required under Section 6.23, a supplement to the Guaranty if the Permitted Acquisition is an Acquisition of equities and the target company will not be merged with the Borrower;

(B)	the financial statements of the target entity together with any pro forma financial statements, projections, forecasts and budgets prepared by the Borrower in connection therewith;

(C)	a copy of the acquisition agreement for such Acquisition, together with drafts of the material schedules thereto;

(D)	a copy of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

(E)	such other documents or information as shall be reasonably requested by the Agent or any Lender.

6.13.6 Investments constituting promissory notes and other non-cash consideration received in connection with any transfer of assets permitted under Section 6.12.7.

6.13.7 Customer advances in the ordinary course of business.

6.13.8 Extensions of customer or trade credit in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices.

6.13.9 Investments constituting Rate Management Transactions permitted under Section 6.17.

6.13.10 Subject to Section 6.24, the creation or formation of new Subsidiaries (as opposed to the Acquisition of new Subsidiaries), so long as all applicable requirements under Section 6.23 shall have been, or concurrently therewith are, satisfied.

6.13.11 Investments constituting expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles to the extent otherwise permitted under this Agreement.

6.13.12 Investments by (i) the Borrower and its Subsidiaries in any Credit Party, (ii) any Subsidiary which is not a Credit Party and is not required to be a Guarantor in any other Subsidiary which is not a Credit Party and is not required to be a Guarantor and (iii) subject to Section 6.24, any Credit Party in any Foreign Subsidiary.

6.13.13 Deposits made in the ordinary course of business and referred to in Sections 6.15.4, 6.15.6 and 6.15.7.

6.13.14 (a) cash Investments constituting the initial capitalization of an SPV in connection with the consummation of any Receivables Purchase Facility permitted under this Agreement in an aggregate amount (calculated based on aggregate of the initial cash capitalization amount of each such SPV) not to exceed $10,000,000, and (b) other Investments in connection with any Receivables Purchase Facility permitted under this Agreement (including intercompany Indebtedness permitted under Section 6.14.4(b)).

6.13.15 Additional Investments in an amount not to exceed $10,000,000 at any one time outstanding.

6.14. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

6.14.1 The Obligations.

6.14.2 Indebtedness existing on the Closing Date and described in Schedule 6.14, and any replacement, renewal, refinancing or extension of any such Indebtedness that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

6.14.3 Indebtedness arising under Rate Management Transactions permitted under Section 6.17;

6.14.4 (a) Amounts owing under the Receivables Purchase Facilities, the principal amount of which shall not exceed $600,000,000 in the aggregate at any time and (b) subordinated intercompany Indebtedness owing to the Borrower or any Subsidiary of the Borrower by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.14.5 Secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of assets used in its business, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (3) such Indebtedness does not exceed $10,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.6 Indebtedness arising from intercompany loans and advances made by (i) the Borrower or any Subsidiary to any Credit Party, (ii) any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party or (iii) subject to Section 6.24, any Credit Party to any Foreign Subsidiary; provided that all such Indebtedness shall be expressly subordinated to the Obligations.

6.14.7 Indebtedness incurred or assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition but not created in contemplation of such event.

6.14.8 Indebtedness constituting Contingent Obligations otherwise permitted by Section 6.19.

6.14.9 Indebtedness under (i) performance bonds and surety bonds and (ii) bank overdrafts outstanding for not more than two (2) Business Days, in each case incurred in the ordinary course of business.

6.14.10 To the extent the same constitutes Indebtedness, obligations in respect of earn-out arrangements permitted pursuant to a Permitted Acquisition.

6.14.11 Unsecured Indebtedness arising under (i) the 2003 Note Purchase Agreement and the 2003 Senior Notes (and any

guarantees in respect thereof), the outstanding principal amount of which shall not exceed $180,000,000 in the aggregate at any time (ii) the 2008 Note Purchase Agreement and the 2008 Senior Notes (and any guarantees in respect thereof), and, in the case of this clause (ii), (x) no Default or Unmatured Default shall be continuing as of the date of issuance thereof and the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four quarter fiscal period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Agent pursuant to Section 6.1.3 after giving effect to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period, and (y) such Indebtedness shall have a maturity date no earlier than the later of (A) the Maturity Date and (B) the maturity date under the Existing Revolving Credit Agreement, shall not provide for any mandatory principal prepayments or amortization prior to the later of (A) the Maturity Date and (B) the maturity date under the Existing Revolving Credit Agreement, and, if secured, the holders of such Indebtedness shall have entered into an intercreditor agreement in form and substance reasonably acceptable to the Agent.

6.14.12 Additional unsecured Indebtedness in an aggregate principal amount in Dollars not to exceed $350,000,000; provided that (x) no Default or Unmatured Default shall be continuing as of the date of issuance thereof and the Borrower shall be in compliance with the financial covenants set forth in Sections 6.20 and 6.21 for the four quarter fiscal period reflected in the compliance certificate most recently delivered (prior to the issuance and use of proceeds of such Indebtedness) to the Agent pursuant to Section 6.1.3 after giving effect to the issuance of such Indebtedness (and the use of proceeds thereof) as if made on the first day of such period, and (y) such Indebtedness shall have a maturity date no earlier than the later of (A) the Maturity Date and (B) the maturity date under the Existing Revolving Credit Agreement and shall not provide for any mandatory principal prepayments or amortization prior to the later of (A) the Maturity Date and (B) the maturity date under the Existing Revolving Credit Agreement.

6.14.13 Unsecured Indebtedness arising under the Existing Revolving Credit Agreement.

6.15. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except:

6.15.1 Liens, if any, securing Obligations.

6.15.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5 Liens existing on the Closing Date and described in Schedule 6.15.

6.15.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.15.7 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and the Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which are not material in amount and that do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.15.9 Liens arising by reason of any judgment, decree or order of any court or other governmental authority, but only to the extent and for an amount and for a period not resulting in a Default under Section 7.8.

6.15.10 Liens on receivables and related assets (including, without limitation, (i) any interest in the equipment or inventory (including returned or repossessed goods), if any, the sale, financing or lease of which gave rise to the receivables, together with insurance related thereto, (ii) all security interests purporting to secure payment of the receivables, (iii) all guaranties, insurance, letters of credit or other agreements supporting or securing payment of the receivables, (iv) all contracts associated with the receivables, (v) all collection accounts and lockbox accounts into which receivables payments are made, (vi) all records relating to the receivables, and (vii) all proceeds of the foregoing) arising in connection with a Receivables Purchase Facility permitted under Section 6.14.4.

6.15.11 Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.15.12 Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof.

6.15.13 Liens existing on any specific fixed asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event.

6.15.14 Liens existing on any specific fixed asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other property or assets, other than improvements thereon and proceeds thereof.

6.15.15 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 6.15.5, 6.15.11 through 6.15.14; provided that (i) such Indebtedness is not secured by any additional assets, other than improvements thereon and proceeds thereof, and (ii) the amount of such Indebtedness secured by any such Lien is not increased.

6.15.16 Liens securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or any Subsidiary other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness, other than improvements thereon and proceeds thereof.

6.15.17 Liens in respect of Capitalized Lease Obligations to the extent permitted hereunder and Liens arising under any equipment, furniture or fixtures leases or Property consignments to the Borrower or any Subsidiary otherwise permitted under the Loan Documents.

6.15.18 Licenses, leases or subleases granted to others in the ordinary course of business consistent with the Borrower’s and the Subsidiaries’ past practices that do not materially interfere with the conduct of the business of the Borrower and the Subsidiaries taken as a whole.

6.15.19 Statutory and contractual landlords’ Liens under leases to which the Borrower or any Subsidiary is a party.

6.15.20 Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

6.15.21 Liens in favor of customs and revenue authorities arising as a matter of applicable law to secure the payment of customs’ duties in connection with the importation of goods.

6.15.22 Any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement.

6.15.23 Liens not otherwise permitted under this Section 6.15 to the extent attaching to Properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $10,000,000, in the aggregate at any one time outstanding.

6.16. Affiliates. The Borrower will not enter into, directly or indirectly, and will not permit any of its Subsidiaries to enter into, directly or indirectly, any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and the Guarantors) except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction and (b) in connection with any Receivables Purchase Facility permitted under Section 6.14.4.

6.17. Financial Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or remain liable upon any Rate Management Transactions except for those entered into (i) by the Borrower and its Subsidiaries in the ordinary course of business for bona fide hedging purposes and not for speculative purposes and (ii) by any SPV in connection with a Receivables Purchase Facility permitted hereunder.

6.18. Subsidiary Covenants. The Borrower will not, and will not permit any of its Subsidiaries (other than any SPV) to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than any SPV) (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary, (iii) to make loans or advances or other Investments in the Borrower or any Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) this Agreement, the other Loan Documents, the 2003 Note Purchase Agreement, the 2008 Note Purchase Agreement, the Existing Revolving Credit Agreement and the Receivables Purchase Documents, (b) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (c) customary provisions restricting assignment of any licensing agreement or other contract entered into by Borrower and its Subsidiaries in the ordinary course of business, (d) restrictions on the transfer of any asset pending the close of the sale of such asset and (e) restrictions on the transfer of any assets subject to a Lien permitted by Section 6.15.

6.19. Contingent Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except Contingent Obligations arising with respect to (i) this Agreement and the other Loan Documents, (ii) customary indemnification obligations in favor of purchasers in connection with asset dispositions permitted hereunder, (iii) customary indemnification obligations under such Person’s charter and bylaws (or equivalent formation documents), (iv) indemnities in favor of the Persons issuing title insurance policies insuring the title to any property, (v) guarantees of (a) real property leases of the Borrower and its Subsidiaries and (b) personal property Operating Leases of the Borrower and its Subsidiaries, in each case entered into in the ordinary course of business by the Borrower or any of the Subsidiaries, (vi) the Receivables Purchase Facility and (vii) other Contingent Obligations constituting guarantees of Indebtedness of the Borrower or any of its Subsidiaries permitted under Section 6.14, provided that to the extent such Indebtedness is subordinated to the Obligations each such Contingent Obligation shall be subordinated to the Obligations on terms reasonably acceptable to the Agent.

6.20. Leverage Ratio. The Borrower will maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than 3.50 to 1.00.

6.21. Interest Expense Coverage Ratio. The Borrower will not permit the ratio (the “Interest Expense Coverage Ratio”), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated Adjusted EBITDA during such period to (ii) Consolidated Interest Expense during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

6.22. [RESERVED].

6.23. Additional Subsidiary Guarantors. The Borrower shall execute or shall cause to be executed on the date any Person becomes a Material Domestic Subsidiary of the Borrower (other than an SPV), the Guaranty (or a supplement to the Guaranty) pursuant to which such Material Domestic Subsidiary shall become a Guarantor, and shall deliver or cause to be delivered to the Agent all appropriate corporate resolutions and other documentation (including opinions of counsel) in each case in form and substance reasonably satisfactory to the Agent. If at any time (a) the aggregate assets of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds twenty percent (20%) of the consolidated total assets of the Borrower and its Subsidiaries, or (b) the aggregate Consolidated Adjusted Net Income for the four consecutive fiscal quarters most recently ended of all of the Borrower’s Domestic Subsidiaries that are not Guarantors under the Guaranty exceeds twenty percent (20%) of the Borrower’s Consolidated Adjusted Net Income for such period, the Borrower will, within 30 days after its senior management becomes aware (or reasonably should have become aware) of such event, cause to be executed and delivered to the Agent a supplement to the Guaranty (together with such other documents, opinions and information as the Agent may require) with respect to additional Domestic Subsidiaries to the extent necessary so that, after giving effect thereto, the threshold levels in clauses (a) and (b) above are not exceeded.

6.24. Foreign Subsidiary Investments. The Borrower will not, and will not permit any other Credit Party to, enter into or suffer to exist Foreign Subsidiary Investments at any time in an aggregate amount greater than $50,000,000.

6.25. Subordinated Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.26. Sale of Accounts. The Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse except to the extent permitted by Section 6.12.4.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Lenders or the Agent under or in connection with this Agreement, any Loans, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2 Nonpayment of (i) principal of any Loan when due or (ii) interest upon any Loan or other Obligations under any of the Loan Documents within five (5) days after such interest, fee or other Obligation becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of any of Sections 6.1 through 6.3 or any of Sections 6.10 through 6.26.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) or any other Credit Party of any of the terms or provisions of this Agreement or any other Loan Document to which it is a party which is not remedied within five (5) days after the earlier to occur of (i) written notice from the Agent or any Lender to the Borrower or (ii) an Authorized Officer of the Borrower otherwise become aware of any such breach.

7.5 Failure of the Borrower or any Subsidiary to pay when due any Material Indebtedness (beyond the applicable grace period with respect thereto, if any); or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and the Subsidiaries which, when taken together with all other Property of the Borrower and the

Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not (a) stayed on appeal or otherwise being appropriately contested in good faith or (b) paid in full by third-party insurers under the Borrower’s or any Subsidiary’s insurance policies.

7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed $10,000,000 in the aggregate, or any Reportable Event shall occur in connection with any Plan.

7.11 Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation, in an outstanding principal amount of $5,000,000 or more, when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12 Any Change in Control shall occur.

7.13 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum.

7.14 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000.

7.15 The Borrower or any Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower or any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has resulted in liability to the Borrower or any Subsidiary in an amount equal to $10,000,000 or more, which liability is not paid, bonded or otherwise discharged within 60 days or which is not stayed on appeal and being appropriately contested in good faith.

7.16 Any Loan Document shall fail to remain in full force or effect against the Borrower or any Subsidiary or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

7.17 An event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of the Borrower or any Affiliate of the Borrower to require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of the non-payment of any Off-Balance Sheet Liability having an aggregate outstanding principal amount (or similar outstanding liability) greater than or equal to $5,000,000 and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (iii) causes or otherwise permits the replacement or substitution of the Borrower or any Affiliate thereof as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this Section 7.17 shall not apply on any date with respect to (a) any voluntary request by the Borrower or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments or (b) any scheduled amortization or liquidation at the stated maturity of the facility evidencing such Off-Balance Sheet Liabilities.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to any Credit Party, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii)	If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Credit Party) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

8.2.1 Without the consent of each Lender adversely affected thereby, extend the Maturity Date, extend the final maturity of any Loan to a date after the Maturity Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than a waiver of the application of the default rate of interest pursuant to Section 2.8 hereof, which shall only require the approval of the Required Lenders).

8.2.2 Without the consent of each Lender, reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Pro Rata Share”.

8.2.3 [RESERVED.]

8.2.4 Without the consent of each Lender, amend this Section 8.2.

8.2.5 Without the consent of each Lender, permit the Borrower to assign its rights or obligations under this Agreement.

8.2.6 Without the consent of each Lender, other than in connection with a transaction permitted under this Agreement, release (i) the Borrower from its obligations under Article XVI or (ii) any Guarantor that remains a Material Domestic Subsidiary from its obligations under the Guaranty.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification.

(i)

The Borrower shall reimburse the Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of and fees for other advisors and professionals engaged by the Agent or the Arranger and, unless a Default shall be continuing, with the consent of the Borrower) paid or incurred by the Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan

Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals for the Agent, the Arranger and the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time JPMorgan may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMorgan from information furnished to it by or on behalf of the Borrower, after JPMorgan has exercised its rights of inspection pursuant to this Agreement.

(ii)	The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto, and all outside attorneys’ and paralegals’ fees and expenses of outside attorneys and paralegals of the party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and the other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders, to the extent that the Agent deems necessary.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any Subsidiary with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles, including the Accounting Change, as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent (except to the limited extent as provided by Section 12.3.4 relating to maintaining the Register), the Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Credit Party. Neither the Agent, the Arranger, nor any Lender undertakes any responsibility to the Borrower or any other Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower agrees that neither the Agent, the Arranger, nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower or any Subsidiary in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence in accordance with its respective customary practices (but in any event in accordance with reasonable confidentiality practices), except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee who are expected to be involved in the evaluation of such information in connection with the transactions contemplated hereby, in each case which have been informed as to the confidential nature of such information, (iii) to regulatory officials having jurisdiction over it, (iv) to any Person as required by law, regulation, or legal process, (v) of information that presently or hereafter becomes available to such Lender on a non-confidential basis from a source other than the Borrower and other than as a result of disclosure not otherwise permitted by this Section 9.11, (vi) to any Person in connection with any legal proceeding to which such Lender is a party, (vii)

to such Lender’s direct or indirect contractual counterparties in credit derivative transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information, (viii) permitted by Section 12.4 and (ix) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement or any other Loan Document, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party hereto (and each employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure, and it is hereby confirmed that each party hereto has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

9.12. Lenders Not Utilizing Plan Assets. Each Lender and Designated Lender represents and warrants that none of the consideration used by such Lender or Designated Lender to make its Loan constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender or Designated Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14. Disclosure. The Borrower and each Lender hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15. Performance of Obligations. The Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any collateral for the Obligations and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower or any Subsidiary under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the collateral, if any, for the Obligations, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower or any Subsidiary which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the

Borrower’s obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this Section 9.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent’s demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations until paid in full by the Borrower.

9.16. Relations Among Lenders.

9.16.1 No Action Without Consent. Except with respect to the exercise of setoff rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Agent.

9.16.2 Not Partners; No Liability. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.17. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any of the Holders of Obligations (including, without limitation, the Lenders) by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Holders of Obligations, (ii) is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Obligations, hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Subsidiary, any Lender or any Holder of Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain,

inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower, any Subsidiary or any guarantor of any of the Obligations or of any of the Borrower’s, such Subsidiary’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose, and shall have no liability for the failure to disclose, to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity) or any of its Affiliates.

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such approval). The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement (or otherwise become party hereto pursuant to an Assignment Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Outstanding Credit Exposure (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by any Credit Party under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Loan as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any Subsidiary in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the two immediately preceding sentences: (x) subject to clause (y) of this sentence, the consent of the Borrower shall be required prior to the appointment of a successor Agent unless such successor Agent is a Lender or an Affiliate of a Lender, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing, and (y) the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent, and the Arranger pursuant to that certain letter agreement dated February 22, 2008, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. No Duties Imposed on Arranger. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Holder of Obligations. Each of the Holders of Obligations acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any other Default occurs and continues, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or any Subsidiary may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns; Designated Lenders.

12.1.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have any right to assign its rights or obligations under the

Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participants must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.1.2 Designated Lenders.

(i)

Subject to the terms and conditions set forth in this Section 12.1.2, any Lender may elect to designate an Eligible Designee to provide all or any part of the Loan to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 12.1.2 shall be subject to the approval of the Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit E hereto (a “Designation Agreement”) and the acceptance thereof by the Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loan to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loan or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to a Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of a Loan made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to a Loan provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Agent, assign all or portions of its interests in any Loan to its Designating Lender or to any financial institution consented to by the Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 9.11, disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii)	Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 12.1.2 shall survive the termination of this Agreement.

12.2. Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to the Loan in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2.

12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower and the Agent, either be in an amount equal to the entire applicable Outstanding Credit Exposure of the assigning Lender or (unless each of the Agent and, prior to the occurrence and continuance of a Default, the Borrower, otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Outstanding Credit Exposure subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Lender or Affiliate of a Lender or an Approved Fund that becomes a Lender solely by means of the settlement of a credit derivative), provided that the consent of the Borrower shall not be required if (i) a Default or Unmatured Default has occurred and is continuing or (ii) if such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in credit derivative transactions relating to its Loan; provided, that the assignment without the Borrower’s consent pursuant to clause (ii) shall not increase the Borrower’s liability under Section 3.5. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (other than a Lender or Affiliate of a Lender or an Approved Fund that becomes a Lender solely by means of the settlement of a credit derivative). Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent by the assigning Lender or the Purchaser for processing such assignment (unless such fee is waived by the Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Outstanding Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loan be evidenced by a Note, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Note (if any) held by the transferor Lender, a new Note or, as appropriate, a replacement Note is issued to such transferor Lender, if applicable, and a new Note or, as appropriate, a replacement Note, is issued to such Purchaser, in each case in principal amounts reflecting their respective Outstanding Credit Exposure as adjusted pursuant to such assignment.

12.3.4 Register. The Agent, acting solely for this purpose as an agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the principal amounts of and interest on the Loan owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and the Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

13.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower, at the Borrower’s address or telecopier number set forth on the signature page hereof;

(ii)	if to the Agent at its address or telecopier number set forth on the signature page hereof;

(iii)	if to a Lender other than JPMorgan, to it at its address (or telecopier number) set forth in its administrative questionnaire delivered to the Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2, shall be effective as provided in Section 13.1.2.

13.1.2 Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY LENDER OR ANY HOLDER OF OBLIGATIONS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, ANY LENDER OR HOLDER OF OBLIGATIONS OR ANY AFFILIATE OF THE AGENT, ANY LENDER OR HOLDER OF OBLIGATIONS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT SITTING IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, EACH LENDER AND EACH HOLDER OF OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

The remainder of this page is intentionally blank

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

PATTERSON COMPANIES, INC., as the Borrower

By:	/s/ R. Stephen Armstrong
Print Name:	R. Stephen Armstrong
Title:	Executive Vice President, Chief Financial Officer and Treasurer
1031 Mendota Heights Road
St. Paul, MN 55120

Attention:	R. Stephen Armstrong
Executive Vice President, Chief Financial Officer, and Treasurer
Telephone:	(651) 686-1769
FAX:	(651) 686-8984

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO BANK ONE, NA (MAIN OFFICE CHICAGO)),
individually, as Lender and as Administrative Agent

By:	/s/ Krys Szremski
Print Name:	Krys Szremski
Title:	Vice President
10 South Dearborn, Floor 09
Chicago, IL 60603-2003

Attention:	Krys Szremski
Telephone:	(312) 325-3227
FAX:	(312) 325-3239

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jill J. Hogan
Print Name:	Jill J. Hogan
Title:	Vice President
100 North Tryon Street, NC1-007-17-11
Charlotte, North Carolina 28255

Attention:	Jill J. Hogan
Telephone:	(704) 386-5045
FAX:	(704) 388-6002

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Philip K. Liebscher
Print Name:	Philip K. Liebscher
Title:	Senior Vice President
249 Fifth Avenue, P1-POPP-2-3
Pittsburgh, Pennsylvania 15222-2707

Attention:	Dorothy Brailer
Telephone:	(412) 762-3440
FAX:	(412) 405-3232

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

SUNTRUST BANK,
as a Lender

By:	/s/ W. Brooks Hubbard
Print Name:	W. Brooks Hubbard
Title:	Managing Director
Mail Code NA1907
401 Commerce Street, Suie 6300
Nashville, Tennessee 37219

Attention:	W. Brooks Hubbard
Telephone:	(615) 748-4465
FAX:	(615) 748-5269

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Victor Pierzchalski
Print Name:	Victor Pierzchalski
Title:	Authorized Signatory
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:	US Corporate Banking – Matthew Ross
Telephone:	(952) 473-6110
FAX:	(212) 782-6440
Copy to:	(952) 473-5152

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Karen Weathers
Print Name:	Karen Weathers
Title:	Vice President
800 Nicollet Mall
Minneapolis, MN 55402

Attention:	Karen Weathers
Telephone:	(612) 303-3764
FAX:	(612) 303-2265

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brian Buck
Print Name:	Brian Buck
Title:	Vice President

Sixth & Marquette, 3rd Floor
MAC: N9305-031
Minneapolis, MN 55402

Attention:	Brian Buck
Telephone:	(612) 667-3857
FAX:	(612) 667-2276

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Paul Way
Print Name:	Paul Way
Title:	Senior Vice President

Attention:	Paul Way
Telephone:	(612) 359-4452
FAX:	(612) 338-3950

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

FIRST HAWAIIAN BANK,
as a Lender

By:	/s/ Dawn Hofmann
Print Name:	Dawn Hofmann
Title:	Vice President

Attention:
Telephone:	(808) 525-7113
FAX:	(808) 525-6200

SIGNATURE PAGE TO

PATTERSON COMPANIES, INC. TERM LOAN CREDIT AGREEMENT

COMMITMENT SCHEDULE

Commitments

Lender	Commitment
JPMorgan Chase Bank, National Association	$9,000,000
Bank of America, N.A.	$8,000,000
U.S. Bank National Association	$8,000,000
SunTrust Bank	$8,000,000
Bank of Tokyo-Mitsubishi UFJ, Ltd.	$8,000,000
PNC Bank, National Association	$7,000,000
Wells Fargo Bank, National Association	$7,000,000
Associated Bank, N.A.	$10,000,000
First Hawaiian Bank	$10,000,000

TOTAL	$75,000,000

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	0.500%	0.625%	0.750%	1.00%	1.25%
ABR Rate	0.00%	0.00%	0.00%	0.00%	0.00%

The Applicable Margin shall initially be Level IV Status until the delivery of the Financials for the period ending April 28, 2008.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to the Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Agreement, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five days after such Financials are so delivered.